Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x

In re:	: :	Chapter 11

OSH 1 Liquidating Corporation., et al., (f/k/a Orchard Supply Hardware Stores Corporation, et al.,[1]	: : :	Case No. 13-11565 (CSS)
	:	(Jointly Administered)

:
Debtors.	:
x

DEBTORS’ MODIFIED FIRST AMENDED PLAN OF LIQUIDATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Stuart M. Brown (DE 4050)	Richard A. Chesley (IL 6240877)
DLA PIPER LLP (US)	Chun I. Jang (DE 4790)
1201 North Market Street, Suite 2100	Daniel M. Simon (IL 6297629)
Wilmington, Delaware 19801	DLA PIPER LLP (US)
Telephone: (302) 468-5700	203 N. LaSalle Street, Suite 1900
Facsimile: (302) 394-2341	Chicago, Illinois 60601
Email: stuart.brown@dlapiper.com	Telephone: (312) 368-4000
Facsimile: (312) 236-7516
Email: richard.chesley@dlapiper.com
chun.jang@dlapiper.com
daniel.simon@dlapiper.com

Dated: December 6, 2013	Attorneys for Debtors and Debtors in
Wilmington, Delaware	Possession

[1]	The Debtors were the following three entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses): OSH 1 Liquidating Corporation f/k/a Orchard Supply Hardware Stores Corporation (4109), OSH 2 Liquidating LLC f/k/a Orchard Supply Hardware LLC (3395) and OSH 3 Liquidating LLC f/k/a OSH Properties LLC (3391). On August 20, 2013, the Bankruptcy Court entered an order approving the sale of substantially all of the Debtors’ assets which provided, among other things, that the Debtors were required to cease using the “Orchard Supply Hardware” name after closing of the sale.

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(continued)

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(continued)

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(continued)

ARTICLE		PAGE

H.	Section 1125(e) Good Faith Compliance	41

I.	Further Assurances	41

J.	Service of Documents	41

K.	Filing of Additional Documents	42

L.	No Stay of Confirmation Order	42

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DEBTORS’ MODIFIED FIRST AMENDED PLAN OF LIQUIDATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Pursuant to the Bankruptcy Code,2 the Debtors in the above-captioned cases hereby respectfully propose the following Debtors’ Modified First Amended Plan of Liquidation Under Chapter 11 of the Bankruptcy Code.

ARTICLE I.

DEFINED TERMS AND RULES OF INTERPRETATION

A.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1. “Accrued Professional Compensation” means, at any given moment, all accrued and/or unpaid fees and expenses (including, without limitation, fees or expenses allowed or awarded by a Final Order of the Bankruptcy Court) for legal, financial advisory, accounting, liquidation and other professional services and reimbursement of expenses of such professionals that are awardable and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code, or otherwise rendered prior to the Effective Date, including in connection with (a) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code; (b) motions seeking the enforcement of the provisions of the Plan or Confirmation Order, by all Professionals in the Chapter 11 Cases that the Bankruptcy Court has not denied by a Final Order, to the extent that any such fees and expenses have not previously been paid regardless of whether a fee application has been filed for any such amount; and (c) applications for allowance of Administrative Expenses arising under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(6) of the Bankruptcy Code. To the extent the Bankruptcy Court or any higher court denies by a Final Order any amount of a Professional’s fees or expenses, then those amounts shall no longer be Accrued Professional Compensation.

2. “Administrative Claims” means Claims that have been timely filed before the Administrative Claims Bar Date, pursuant to the deadline and procedure set forth in the Confirmation Order (except as otherwise provided by a separate order of the Bankruptcy Court), for costs and expenses of administration under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation: the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises). Any fees or charges assessed against the estates of the Debtors

[2]	All capitalized terms not otherwise defined herein shall be subject to the definition of such capitalized terms in Article I.A. hereof.

under section 1930 of chapter 123 of title 28 of the United States Code are excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Article V.N of the Plan. Notwithstanding anything to the contrary herein, the filing of an Administrative Claim shall not be required in order to receive payment for any tax liability described in sections 503(b)(1)(B) and (C) in accordance with section 503(b)(1)(D) of the Bankruptcy Code.

3. “Administrative Claims Bar Date” means the first Business Day that is thirty (30) days after the Effective Date and is the deadline for a holder of an Administrative Claim to file a request with the Bankruptcy Court for payment of such Administrative Claim in the manner indicated in Article II herein.

4. “Allowed” means, with respect to any Claim against the Debtors, except as otherwise provided herein: (a) a Claim that has been scheduled by the Debtors in their Schedules filed in the Chapter 11 Cases as other than disputed, contingent or unliquidated and as to which the Debtors or other parties-in-interest have not filed an objection by the Claims Objection Bar Date; (b) a Claim filed in the Chapter 11 Cases and that either is not Disputed or has been allowed by a Final Order; or (c) a Claim filed in the Chapter 11 Cases that is allowed: (i) in any stipulation of amount and nature of Claim executed prior to the Effective Date and approved by the Bankruptcy Court; (ii) in any stipulation or written agreement with the Responsible Person or GUC Trustee, as applicable, of amount and nature of Claim executed on or after the Effective Date; or (iii) in or pursuant to any contract, instrument or other agreement entered into or assumed in connection herewith; (d) a Claim that is allowed pursuant to the terms of this Plan or (e) a Disputed Claim that the Debtors, Responsible Person and/or the GUC Trustee (as applicable) ultimately determine will not be objected to (such claim being deemed Allowed at the time such determination is made).

5. “Bankruptcy Code” means Articles 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.

6. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

7. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, promulgated under 28 U.S.C. § 2075, the Local Rules of Bankruptcy Practice and Procedure of the U.S. Bankruptcy Court for the District of Delaware, the Local Rules of Civil Practice and Procedure of the U.S. District Court for the District of Delaware, and general orders and chambers procedures of the Bankruptcy Court, each as applicable to the Chapter 11 Cases and as amended from time to time.

8. “Bar Date Order” means that certain order of the Bankruptcy Court dated as of September 5, 2013 [D.I. 540], establishing October 25, 2013 as the general bar date for filing proofs of Claim in the Chapter 11 Cases, with only those exceptions permitted thereby.

9. “Books and Records” means, with respect to the Debtors, all books and records of such Debtor(s), including, without limitation, all documents and communications of any kind, whether physical or electronic.

10. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)).

11. “Cash” means cash and cash equivalents in certified or immediately available U.S. funds, including but not limited to bank deposits, checks and similar items.

12. “Causes of Action” means all claims, actions, causes of action, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of setoff, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims and crossclaims (including, without limitation, all claims and any avoidance, preference, recovery, subordination or other actions against insiders and/or any other entities under the Bankruptcy Code) against any Person or Entity, based in law or equity, including, without limitation, under the Bankruptcy Code, whether direct, indirect, derivative or otherwise and whether asserted or unasserted as of the Effective Date.

13. “Chapter 11 Cases” means the chapter 11 cases commenced when the Debtors each filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on the Petition Date and with the following case numbers: 13-11565 (CSS), 13-11566 (CSS) and 13-11567 (CSS), which are jointly administered under case number 13-11565 (CSS).

14. “Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; or (c) any other claim, as such term is defined in section 101(5) of the Bankruptcy Code.

15. “Claims Agent” means BMC Group, Inc., the Bankruptcy Court appointed claims, and noticing agent in these jointly administered Chapter 11 Cases.

16. “Claims Objection Bar Date” means the bar date for objecting to proofs of Claim, which shall be one hundred twenty (120) days after the Effective Date; provided, however, that the Debtors, the Responsible Person or the GUC Trustee may seek additional extensions of this date from the Bankruptcy Court, with notice only to those parties entitled to notice in the Chapter 11 Cases pursuant to Bankruptcy Rule 2002. A party requesting to extend the Claims Objection Bar Date may specify which entities may benefit from such an extension.

17. “Class” means a category of holders of Claims or Equity Interests as set forth in Article III herein and pursuant to section 1122(a) of the Bankruptcy Code.

18. “Confirmation Date” means the date on which the Confirmation Order is entered by the Bankruptcy Court.

19. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code in form and substance satisfactory to the

Senior Secured Term Loan Lenders and, solely with respect to the provisions of the Confirmation Order approving Articles III.B.3, IV.B, IV.C, IV.D, IV.I, IV.L, IV.R, VI, IX.B and IX.C of the Plan, the Creditors Committee; provided however, the Creditors Committee shall have the right to be consulted on and consent to any proposed modification of the Confirmation Order that adversely affects the rights of holders of General Unsecured Claims, the GUC Trust or the GUC Trustee.

20. “Creditor” shall have the meaning in section 101(10) of the Bankruptcy Code.

21. “Creditors Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases by the U.S. Trustee.

22. “D&O Insurance Policies” means all primary and excess insurance policies of the Debtors that provide for, among other things, coverage for liability related to the actions or omissions of the Debtors’ directors and officers.

23. “Debtors” means collectively, OSH 1 Liquidating Corporation, OSH 2 Liquidating LLC and OSH 3 Liquidating LLC and where applicable, the Estates thereof.

24. “Designation Rights Sale” means the sale to a purchaser of the Debtors’ rights to assume and assign the Debtors’ real property leases not assumed by the Purchaser under the Final APA.

25. “DIP Financing” means the postpetition financing provided to the Debtors by the DIP Lenders pursuant to and under the DIP Orders.

26. “DIP Lenders” means the lenders party to the DIP Financing under the DIP Orders.

27. “DIP Orders” means, collectively, the Final Order Pursuant to 11 U.S.C Sections 105, 361, 362, 363 and 363 and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (1) Authorizing Incurrence by the Debtors of Post-Petition Secured Indebtedness from Pre-Petition ABL and Supplemental Term Lenders with Priority Over All Secured Indebtedness and with Administrative Superpriority, (2) Granting Liens, (3) Authorizing Use of Cash Collateral by the Debtors Pursuant to 11 U.S.C. Section 363 and Providing for Adequate Protection, and (4) Modifying the Automatic Stay [D.I. 253] and Final Order Pursuant to 11 U.S.C Sections 105, 361, 362, 363 and 363 and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (1) Authorizing Incurrence by the Debtors of Post-Petition Secured Indebtedness from Pre-Petition Term Lenders with Priority Over All Secured Indebtedness and with Administrative Superpriority, (2) Granting Liens, (3) Providing for Adequate Protection, and (4) Modifying the Automatic Stay [D.I. 254].

28. “Disbursing Agent” means the person or entity empowered and authorized to make all Distributions pursuant to Article V.C herein.

29. “Disclosure Statement” means the Disclosure Statement for the Debtors’ Plan of Liquidation under Chapter 11 of the Bankruptcy Code, dated October 9 2013, prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules and any other applicable law, and approved by the Bankruptcy Court, as amended, supplemented or modified from time to time.

30. “Disputed” means, with respect to any Claim: (a) listed on the Schedules as unliquidated, disputed or contingent, unless a proof of Claim has been filed in a liquidated, non-contingent amount; (b) as to which the Debtors, the Responsible Person, the GUC Trustee or any other party in interest, has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules; or (c) as otherwise disputed in accordance with applicable bankruptcy or insolvency law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.

31. “Disputed Claims Reserve” means the reserve funds created pursuant to Article VI.A. herein.

32. “Distributions” means the distributions of Cash to be made in accordance with the Plan.

33. “Effective Date” means a Business Day selected by the Debtors and the Senior Secured Term Loan Lenders that is on or after the date by which all conditions precedent specified in Article VIII of the Plan have been satisfied or waived. Within five (5) Business days of the Effective Date, notice of the Effective Date shall be filed in the Bankruptcy Court.

34. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

35. “Equity Interest” means any equity interest in a Debtor that existed immediately prior to the Petition Date.

36. “Escrow Agreement” means that certain agreement dated as of October 28, 2013 between Citibank, N.A., as Escrow Agent, OSH 1 Liquidating Corporation and Zolfo Cooper LLC.

37. “Estates” means the Debtors’ estates created pursuant to section 541 of the Bankruptcy Code upon the filing of the Chapter 11 Cases.

38. “Fee Auditor” means Warren H. Smith & Associates, P.C.

39. “Fee Auditor Order” means the Order Appointing Fee Auditor and Establishing Related Procedures Concerning the Payment of Compensation and Reimbursement of Expenses of Professionals and Members of Official Committees and Consideration of Fee Applications [D.I. 500].

40. “Final APA” means that certain Amended and Restated Asset Purchase Agreement dated as of August 20, 2013, by and among Orchard Supply Company, LLC as Purchaser and Orchard Supply Hardware Stores Corporation as Seller and Orchard Supply Hardware LLC and OSH Properties LLC as Company Subsidiaries.

41. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

42. “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to file an appeal, motion for reconsideration or rehearing, or request for a stay has expired with no appeal, motion for reconsideration or rehearing, or request for a stay having been timely filed.

43. “General Bar Date” means October 25, 2013 as established in the Bar Date Order.

44. “General Unsecured Claims” means Claims against any Debtor that are not Administrative Claims, Accrued Professional Compensation Claims, Senior Secured Term Loan Claims, Other Secured Claims, Priority Tax Claims, Other Priority Claims, or Equity Interests. For the avoidance of doubt, General Unsecured Claims shall not include any unsecured deficiency claims of the Senior Secured Term Loan Claims pursuant to Article IX.D herein.

45. “GOB Sales” means store closing sales conducted by Great American Group WF, LLC, as the Debtors’ liquidating agent, at the Debtors’ store locations not included in the Final APA.

46. “GUC Trust” means the liquidating trust created pursuant to the Plan and the GUC Trust Agreement.

47. “GUC Trust Agreement” means the agreement establishing the GUC Trust, dated as of the Effective Date, and which shall be filed as part of the Plan Supplement.

48. “GUC Trust Distributable Cash” means the Cash to be funded into the GUC Trust pursuant to Article IV.C of the Plan and any other assets of the GUC Trust reduced to Cash net of all expenses and costs of operating the GUC Trust and establishing any reserves as the GUC Trustee may determine is necessary in its sole discretion pursuant to the terms of the GUC Trust Agreement.

49. “GUC Trust Distribution” means the distributions of GUC Trust Distributable Cash to be made by the GUC Trustee in accordance with the terms of the Plan and the GUC Trust Agreement.

50. “GUC Trustee” means Sltn Trust LLC (dba Solution Trust) or such other Person as may be designated by the Creditors Committee in the Plan Supplement and any successor to such Person.

51. “Impaired” means “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code, with respect to a Claim, Equity Interest, or Class of Claims or Equity Interests.

52. “Indemnified Persons” means the Responsible Person and the GUC Trustee, and the Responsible Person’s and GUC Trustee’s employees, officers, directors, agents, Representatives, and Professionals, as the case may be.

53. “Lien” shall mean any lien, mortgage, charge, security interest, pledge or other encumbrance against or interest in property to secure payment or performance of a claim, debt or litigation.

54. “Liquidation Trust” shall have the meaning set forth in Article IV.M. hereof.

55. “Liquidation Trust Agreement” means an agreement establishing the Liquidation Trust, dated as of the Effective Date, which may be filed as part of the Plan Supplement.

56. “Liquidation Trustee” shall have the meaning set forth in Article IV.M. hereof.

57. “Other Priority Claims” means Claims accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than Priority Tax Claims.

58. “Other Secured Claim” means, other than Senior Secured Term Loan Claims, any Claim secured by a Lien on collateral, which is not void or voidable under the Bankruptcy Code or any other applicable law, to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

59. “Person” means an individual, partnership, corporation, limited liability company, cooperative, trust, estate, unincorporated organization, association, joint venture, government unit or agency or political subdivision thereof or any other form of legal entity or enterprise.

60. “Petition Date” means June 17, 2013, the date on which the Debtors filed the Chapter 11 Cases.

61. “Plan” means this Debtors’ Modified First Amended Plan of Liquidation Under Chapter 11 of the Bankruptcy Code including exhibits and supplements, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code or the Bankruptcy Rules.

62. “Plan Supplement” means the supplement to the Plan containing certain documents and forms of documents specified in the Plan, which documents and forms shall be filed with the Bankruptcy Court no later than fourteen (14) days prior to the commencement of the hearing on confirmation of the Plan.

63. “Priority Tax Claims” means Claims of governmental units of the kind specified in section 507(a)(8) of the Bankruptcy Code.

64. “Pro Rata” shall mean the proportion that the amount of a Claim in a particular Class or Classes bears to the aggregate amount of all Claims (including Disputed Claims, but excluding disallowed Claims) in such Class or Classes, unless this Plan provides otherwise.

65. “Professionals” means any Person employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 328 or 1103 of the Bankruptcy Code, and to be compensated for services rendered prior to the Effective Date pursuant to sections 327, 328, 329, 330 or 331 of the Bankruptcy Code, including, without limitation, the Fee Auditor.

66. “Purchaser” means Orchard Supply Company, LLC, a Delaware limited liability company.

67. “Record Date” means the date that the Disclosure Statement is approved by the Bankruptcy Court.

68. “Released Parties” means, collectively, the Debtors, the Debtors’ current and former directors and officers, the Debtors’ Professionals, the Senior Secured Term Loan Lenders and their current and former affiliates, the Senior Secured Term Loan Agent and their current and former affiliates, and the DIP Lenders, and the current and former Representatives of each of the foregoing. For the avoidance of doubt, the Released Parties shall not include Purchaser or its affiliates.

69. “Representatives” means, with regard to an Entity (including the Debtors), any current or former officers, directors, employees, attorneys, Professionals, accountants, investment bankers, financial advisors, consultants, agents and other representatives (including their respective officers, directors, employees, independent contractors, members and professionals).

70. “Responsible Person” shall mean Bradley Dietz, or such other person as the Senior Secured Term Loan Steering Committee may choose in their sole discretion.

71. “Schedules” mean the schedules of assets and liabilities, schedules of executory contracts and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code, as may be amended, modified or supplemented from time to time.

72. “Secured Claims” means Claim(s) against the Debtors that are secured by a Lien on property in which the Estates have an interest, which Liens are valid, perfected and enforceable under applicable law or by reason of a Final Order, or that are subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Estates’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

73. “Senior Secured Term Loan” means that certain Amended and Restated Senior Secured Term Loan Agreement dated as of December 22, 2011 and all documents and instruments executed in connection therewith.

74. “Senior Secured Term Loan Agent” means Cortland Products Corp. f/k/a Gleacher Products Corp., as administrative and collateral agent under the Senior Secured Term Loan.

75. “Senior Secured Term Loan Claims” means those Claims asserted in connection with the Senior Secured Term Loan.

76. “Senior Secured Term Loan Lenders” means the lenders under the Senior Secured Term Loan.

77. “Senior Secured Term Loan Steering Committee” means, collectively, ACA CLO 2006-1 Ltd., ACA CLO 2006-2 Ltd., ACA CLO 2007-1 Ltd., Apidos CDO I, Apidos CDO II, Apidos CDO III, Apidos CDO IV, Apidos CDO V, Apidos Cinco CDO, Apidos Quattro CDO, San Gabriel CLO I Ltd., Shasta CLO I Ltd., Sierra CLO II Ltd., Whitney CLO I Ltd., ECP CLO 2008-1, Ltd., Comstock Funding Ltd., Cannington Funding Ltd., Greens Creek Funding Ltd., Credit Suisse Loan Funding LLC, Grace Bay Holdings II LLC, Baker Street CLO II Ltd., Baker Street Funding CLO 2005-1 Ltd., Mountain View CLO II Ltd., Mountain View CLO III Ltd., and Mountain View Funding CLO 2006-1, Ltd., each of which is a Senior Secured Term Loan Lender.

78. “Tax Code” means the United States Internal Revenue Code of 1986, as amended.

79. “Tax Returns” means all tax returns, reports, certificates, forms or similar statements or documents, including amended tax returns or requests for refunds.

80. “U.S. Trustee” means the United States Trustee appointed under Article 591 of title 28 of the United States Code to serve in the District of Delaware.

81. “Unimpaired” means not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code, with respect to a Claim, Equity Interest, or Class of Claims or Equity Interests.

B.	Rules of Interpretation

1. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neutral gender shall include the masculine, feminine and the neutral gender; (b) any reference herein to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) the words ‘‘herein,’’ “hereof” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

2. The provisions of Federal Rule of Bankruptcy Procedure 9006(a) shall apply in computing any period of time prescribed or allowed hereby.

3. All references herein to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

C.	Exhibits

All exhibits and schedules, if any, to the Plan are incorporated into and are part of the Plan as if set forth herein. All exhibits and schedules to the Plan, shall be filed with the Clerk of the Bankruptcy Court not later than seven (7) days prior to the deadline set by the Bankruptcy Court to vote to accept or reject the Plan. Such exhibits may be inspected in the office of the Clerk of the Bankruptcy Court during normal hours of operation of the Bankruptcy Court, or on the website of the Debtors’ Claims Agent at www.bmcgroup.com/OSH. Holders of Claims or Equity Interests may also obtain a copy of such exhibits, once filed, from the Debtors’ Claims Agent by a written request sent to the following address:

BMC Group, Inc.

Attention: OSH Claims Processing

PO Box 3020

Chanhassen, MN 55317-3020

Telephone: (800) 655-1129

E mail: bmc-osh@bmcgroup.com

ARTICLE II.

ADMINISTRATIVE AND PRIORITY CLAIMS

A.	Establishment of the Administrative Claims Bar Date

1. Except as otherwise provided herein, on or before 5:00 p.m., prevailing Eastern time, on the Administrative Claims Bar Date, each holder of an Administrative Claim shall file with the Bankruptcy Court and serve on counsel for (i) the Debtors, (ii) the Senior Secured Term Loan Agent, (iii) the Creditors Committee, and (iv) the Responsible Person, any request for payment of an Administrative Claim. Requests for payment of an Administrative Claim must include at a minimum: (i) the name of the holder of the Administrative Claim; (ii) the amount of the Administrative Claim; (iii) the basis of the Administrative Claim; and (iv) all supporting documentation for the Administrative Claim.

2. The request for payment of an Administrative Claim will be timely filed only if it is filed with the Bankruptcy Court by 5:00 p.m., prevailing Eastern time, on the Administrative Claims Bar Date. Requests for payment of Administrative Claims may not be delivered by facsimiles, telecopy, or electronic mail transmission.

3. Notwithstanding anything herein, the Debtors’ Professionals, the Creditors Committee’s Professionals and the Fee Auditor shall not be required to file a request for payment of any Administrative Claim on or before the Administrative Claims Bar Date for fees and expenses arising under sections 330, 331 or 503(b)(2-5) of the Bankruptcy Code, as such Professionals will instead file final fee applications as required by the Bankruptcy Code, Bankruptcy Rules and the Confirmation Order. For the avoidance of doubt, any professionals retained by the Senior Secured Term Loan Agent or the Senior Secured Term Loan Steering Committee shall not be required to file a request for payment of any Administrative Claim on or before the Administrative Claims Bar Date for fees and expenses.

B.	Administrative Claims

The Responsible Person shall pay, from the Debtors’ assets, each holder of an Allowed Administrative Claim, in satisfaction of such Allowed Administrative Claim, the full unpaid amount of such Allowed Administrative Claim in Cash: (1) on the Effective Date or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as practicable thereafter); (2) if such Claim is Allowed after the Effective Date, on the date such Claim is Allowed or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as practicable thereafter); (3) at such time and upon such terms as may be agreed upon by such holder and the Responsible Person; or (4) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided, however, that Administrative Claims do not include Administrative Claims filed after the Administrative Claims Bar Date or Administrative Claims filed or asserted pursuant to section 503(b)(9) of the Bankruptcy Code after the General Bar Date, unless the Responsible Person, in its discretion, chooses to treat such Claims as Administrative Claims.

C.	Professional Compensation and Reimbursement Claims

The deadline for submission by Professionals for Bankruptcy Court approval of Accrued Professional Compensation shall be sixty (60) days after the Effective Date. Any Professional or other Person or Entity that is required to file and serve a request for approval of Accrued Professional Compensation and fails to timely file and serve such request on or before such date shall be forever barred, estopped and enjoined from asserting such request or participating in Distributions under the Plan on account thereof. All Professionals employed by the Debtors or the Creditors Committee, shall provide to the Debtors an estimate of their Accrued Professional Compensation through the Effective Date (including an estimate for fees and expenses expected to be incurred after the Effective Date to prepare and prosecute allowance of final fee applications) before the Effective Date.

D.	Priority Tax Claims

The Responsible Person shall pay, from the Debtors’ assets, each holder of an Allowed Priority Tax Claim, in satisfaction of such Allowed Priority Tax Claim, the full unpaid amount of such Allowed Priority Tax Claim in Cash, on the later of (i) the Effective Date, (ii) the date such Allowed Priority Tax Claim becomes Allowed or as soon as practicable thereafter and (iii) the date such Allowed Priority Tax Claim is payable under applicable non-bankruptcy law.

E.	Other Priority Claims

The Responsible Person shall pay, from the Debtors’ assets, each holder of an Allowed Other Priority Claim, in satisfaction of such Allowed Other Priority Claim, the full unpaid amount of such Allowed Other Priority Claim in Cash, on the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Allowed Other Priority Claim becomes Allowed or as soon as practicable thereafter and (iii) the date such Allowed Other Priority Claim is payable under applicable non-bankruptcy law.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

A.	Summary

1. The Plan is premised upon the substantive consolidation of the Debtors, as set forth in more detail below, for the purposes of voting, determining which Claims and Equity Interests will be entitled to vote to accept or reject the Plan, confirmation of the Plan and the resultant treatment of and cancellation of Claims and Equity Interests and distribution of assets, interests and other property under the terms herein. Accordingly, the Plan shall serve as a motion of the Debtors seeking entry of a Bankruptcy Court order approving the substantive consolidation of the Debtors as provided for herein. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, Priority Tax Claims and Other Priority Claims, as described in Article II.

2. The following table classifies Claims against and Equity Interests in the Debtors for all purposes, including voting, confirmation and Distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. Each Class set forth below is treated hereunder as a distinct Class for voting and Distribution purposes.

3. Summary of Classification and Treatment of Classified Claims and Equity Interests.

Class	Claim	Status	Voting Rights

1	Senior Secured Term Loan Claims	Impaired	Entitled to Vote

2	Other Secured Claims	Unimpaired	Deemed to Accept

3	General Unsecured Claims	Impaired	Entitled to Vote

4	Equity Interests	Impaired and No Distribution	Deemed to Reject

B.	Classification and Treatment of Claims and Equity Interests

1.	Senior Secured Term Loan Claims (Class 1)

(a) Classification: Class 1 consists of Senior Secured Term Loan Claims.

(b) Treatment: After (i) payment of Allowed Other Secured Claims in Class 2, (ii) payment to the GUC Trust pursuant to the terms of Article IV.C for the benefit of holders of Allowed General Unsecured Claims in Class 3, and (iii) subject to the limitations in Article VI.A, reservation of sufficient funds necessary (a) to satisfy the Disputed Claims Reserve with respect to Disputed Claims, (b) for the Responsible Person to carry out its duties, and (c) to pay outstanding Allowed Administrative Claims, Allowed Priority Tax Claims and Allowed Other Priority Claims in full, each holder of a Senior Secured Term Loan Claim in Class 1 shall receive its Pro Rata share of all of the remaining assets of the Debtors, including any and all Cash and the proceeds of the liquidation of assets obtained by the Debtors or the Debtors’ Estates prior to, on, or after the Effective Date. Subject to (i), (ii), and (iii) above and Article IV.C, (i) on the Effective Date, the Responsible Person shall distribute to the Senior Secured Term Loan Agent, for distribution to the holders of Allowed Senior Secured Term Loan Claims, all of the assets remaining in the Debtors’ Estates as of the Effective Date and (ii) after the Effective Date, the Responsible Person shall distribute to the Senior Secured Term Loan Agent, for distribution to the holders of Allowed Senior Secured Term Loan Claims, all Cash and all proceeds of the liquidation of other assets obtained by the Debtors after the Effective Date, including, but not limited to, all assets from the Disputed Claims Reserve returned to the Debtors’ Estates pursuant to Article VI.A and all Cash collateral securing any outstanding letters of credit, as soon as practicable after such Cash and/or other assets are obtained by the Debtors.

(c) Voting: Class 1 is Impaired and, therefore, holders of Senior Secured Term Loan Claims in Class 1 are entitled to vote.

2.	Other Secured Claims (Class 2)

(a) Classification: Class 2 consists of Other Secured Claims.

(b) Treatment: Except to the extent that a holder of an Allowed Other Secured Claim has been paid by the Debtors or the Purchaser prior to the Effective Date or agrees to a less favorable classification and treatment, each holder of an Allowed Other Secured Claim shall receive, at the sole option of the Responsible Person, Cash in the full amount of such Allowed Other Secured Claim or the collateral securing its Allowed Other Secured Claim, on or as soon as practicable after the latest to occur of (i) the Effective Date; (ii) the first Business Day after the date that is ten (10) Business Days after the date such Claim becomes an Allowed Other Secured Claim; and (iii) the date or dates agreed to by the Responsible Person and the holder of the Allowed Other Secured Claim.

(c) Voting: Class 2 is Unimpaired and, therefore, holders of Other Secured Claims in Class 2 are not entitled to vote to accept or reject the Plan.

3.	General Unsecured Claims (Class 3)

(a) Classification: Class 3 consists of General Unsecured Claims.

(b) Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim has been paid by the Debtors or the Purchaser prior to the Effective Date or agrees to a less favorable classification and treatment, each holder of an Allowed General Unsecured Claim shall receive their Pro Rata share of GUC Trust Distributable Cash from the GUC Trust. Distributions to holders of Allowed General Unsecured Claims shall be made as soon as practicable as the GUC Trustee may determine in its sole discretion.

(c) Voting: Class 3 is Impaired and, therefore, holders of General Unsecured Claims in Class 3 are entitled to vote to accept or reject the Plan.

4.	Equity Interests (Class 4)

(a) Classification: Class 4 consists of Equity Interests.

(b) Treatment: Class 4 is Impaired and will receive no Distribution under the Plan. All equity interest/shares of stock in OSH 1 Liquidating Corporation., (f/k/a Orchard Supply Hardware Stores Corporation) shall be deemed cancelled upon the Effective Date.

(c) Voting: Class 4 will receive no Distribution under the Plan and therefore, holders of Equity Interests in Class 4 are deemed to have rejected the Plan and are not entitled to vote on the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights with respect to any Unimpaired Claim, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Nonconsensual Confirmation

If any Impaired Class of Claims entitled to vote does not accept the Plan by the requisite statutory majority provided in section 1126 of the Bankruptcy Code, the Debtors reserve the right to amend the Plan or to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both. With respect to Impaired Classes that are deemed to reject the Plan, the Debtors intend to request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by such Class of Claims.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Responsible Person to Effectuate Distributions

The Responsible Person shall be appointed for the sole purpose of liquidating and distributing the Debtors’ assets and with no objective to continue or engage in the conduct of a trade or business.

B.	The GUC Trust

On or before the Effective Date, the Debtors, on their own behalf and on behalf of the beneficiaries, shall execute the GUC Trust Agreement, in a form reasonably acceptable to the Creditors Committee, and all other necessary steps shall be taken to establish the GUC Trust. The GUC Trust shall be established for the sole purpose of adjudicating General Unsecured Claims and distributing the GUC Trust assets for the benefit of the beneficiaries of the GUC Trust with no objective to continue or engage in the conduct of a trade or business. The GUC Trust shall be deemed to stand in the shoes of the Debtors for purposes of contesting, settling or compromising objections to General Unsecured Claims and shall be vested with all of the interests, rights and defenses to the General Unsecured Claims. The GUC Trust shall be vested with all the powers and authority set forth in this Plan and the GUC Trust Agreement. The GUC Trustee shall be responsible for reconciling and objecting to General Unsecured Claims and making distributions to Allowed General Unsecured Claims.

C.	Funding of GUC Trust Pursuant to Settlement Between the Debtors, the Creditors Committee and the Senior Secured Term Loan Lenders

On the Effective Date, $500,000 will be paid from the Debtors’ Estates to the GUC Trust for the benefit of holders of Allowed General Unsecured Claims whose prepetition debts were not assumed by the Purchaser under the Final APA. The GUC Trust shall handle reconciliation of Claims for General Unsecured Claims only, with the GUC Trustee selected by the Creditors Committee. In addition, the first $250,000 of any proceeds from the Designation Rights Sale shall be paid to the GUC Trust on the Effective Date (or such later time as they may be monetized). In the event that the holders of Senior Secured Term Loan Claims receive a total Cash Distribution providing a net recovery of 90% of the Senior Secured Term Loan Claims, the next $1,500,000 of proceeds available for distribution from the Debtors’ estates shall be paid to the GUC Trust. The holders of Senior Secured Term Loan Claims shall receive all proceeds of the Sale in excess of the $1,500,000 described above, any proceeds of GOB Sales commenced prior to the closing of the sale to the Purchaser under the Final APA, and all proceeds of the Designation Rights Sale in excess of $250,000 until the holders of the Senior Secured Term Loan Claims receive a net recovery of 100%.

D.	The Responsible Person and GUC Trustee

The Responsible Person and GUC Trustee shall be deemed to have been appointed as the respective Estates’ representative by the Bankruptcy Court pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. The Responsible Person and GUC Trustee shall be entitled to retain counsel and other professionals to carry out their respective duties.

E.	Role of the Responsible Person

1. In furtherance of and consistent with the purpose of the Plan, the Responsible Person shall, among other things, have the rights, powers and duties, subject to the limitations set forth herein: (i) to hold, manage, dispose of, sell, convert to Cash, and distribute the Debtors’ assets, including investigating, prosecuting and resolving the Causes of Action of the Debtors, if any; (ii) to hold the Debtors’ assets for the benefit of the Creditors that are entitled to Distributions therefrom under the Plan, whether their Claims are Allowed on or after the Effective Date; (iii) in the Responsible Person’s reasonable business judgment, to investigate, prosecute, settle, liquidate, dispose of, and/or abandon the Debtors’ assets, including rights, Causes of Action or litigation; (iv) to monitor and enforce the implementation of the Plan; (v) to file all tax and regulatory forms, returns, reports and other documents and financial information required with respect to the Debtors; (vi) in the Responsible Person’s reasonable business judgment, to reconcile and object to Claims and Equity Interests, and manage, control, prosecute and/or settle on behalf of the Estates objections to Claims and Equity Interests on account of which the Responsible Person (as Disbursing Agent) will be responsible (if Allowed) for making Distributions under the Plan, (vii) to take all actions necessary, and create any documents necessary, to wind up the affairs and effect a dissolution of the Debtors and implement the Plan; (viii) to hold, manage, and distribute the Debtors’ assets obtained through the exercise of its power and authority; (ix) to act as a signatory of the Debtors and for all purposes, including those associated with the novation of contracts or other obligations arising out of the sales of any remaining assets; (x) to dispose of the books and records transferred to the Responsible Person in a manner deemed appropriate by the Responsible Person; provided, however, that the Responsible Person shall not dispose of any books and records that are reasonably likely to pertain to pending litigation in which the Debtors or their current or former officers or directors are a party or that may pertain to General Unsecured Claims without further order of the Bankruptcy Court; (xi) to take all necessary action and file all appropriate motions to obtain an order and a Final Decree closing the Chapter 11 Cases; (xii) to enter into and exercise rights under contracts that are necessary or desirable to the administration of the Debtors and execute any documents or pleadings related to the liquidation of the assets; (xiii) to establish and maintain bank accounts and terminate such accounts as the Responsible Person deems appropriate; (xiv) to bring suits or defend itself against such suits, if any, as the Responsible Person determines in connection with any matter arising from or related to the Plan that affects in any way the rights or obligations of Creditors or holders of Equity Interests; (xvi) to take such other and further actions as are permitted by the Plan and are not inconsistent with the Plan. In all circumstances, the Responsible Person shall use reasonable best efforts to maximize the value of the assets of the Debtors’ Estates in the best interests of all Creditors.

2. The Responsible Person may resign by giving at least thirty (30) days prior written notice thereof to the Bankruptcy Court. Such resignation shall become effective on the later to occur of (i) the date specified in such written notice and (ii) the effective date of the appointment of a successor Responsible Person in accordance with the terms hereof and such successor’s acceptance of such appointment in accordance with the terms hereof.

3. The Responsible Person may be removed, with cause, and replaced by the Bankruptcy Court upon motion by any interested party, including all holders of Senior Secured Term Loan Claims, duly noticed to the Responsible Person. Such removal shall become effective on the date specified in such action by the Bankruptcy Court.

4. The resignation, removal, incompetency, bankruptcy or insolvency of the Responsible Person shall not operate to revoke any existing agency created pursuant to the terms of the Plan, or the Confirmation Order or invalidate any action theretofore taken by the Responsible Person. All fees and expenses incurred by the Responsible Person prior to the resignation, incompetency or removal shall be paid from the assets, unless such fees and expenses are disputed by the successor Responsible Person, in which case the Bankruptcy Court shall resolve the dispute and any disputed fees and expenses of the predecessor Responsible Person that are subsequently allowed by the Bankruptcy Court shall be paid from the assets. In the event of the resignation or removal of the Responsible Person, Responsible Person shall: (a) promptly execute and deliver such documents, instruments and other writings as may be reasonably requested by the successor Responsible Person or directed by the Bankruptcy Court to effect the termination of such Responsible Person’s capacity under the Plan and Confirmation Order; (b) promptly deliver to the successor Responsible Person all documents, instruments, records and other writings related to the administration of the assets as may be in the possession of such Responsible Person; provided, however, that such Responsible Person may retain one copy of each of such documents for its purposes, subject to the terms of any joint prosecution and common interest agreement to which the Responsible Person is party; and (c) otherwise assist and cooperate in effecting the assumption of its obligations and functions by such successor Responsible Person.

5. Any successor Responsible Person appointed hereunder shall execute an instrument accepting its appointment and shall deliver one counterpart thereof to the Bankruptcy Court for filing and, in case of the Responsible Person’s resignation, to the resigning Responsible Person. Thereupon, such successor Responsible Person shall, without any further act, become vested with all the liabilities, duties, powers, rights, title, discretion and privileges of its predecessor with like effect as if originally named Responsible Person and shall be deemed appointed pursuant to Bankruptcy Code section 1123(b)(3)(B). The resigning or removed Responsible Person shall duly assign, transfer and deliver to such successor Responsible Person all property and money held by such resigning or removed Responsible Person hereunder and shall, as directed by the Bankruptcy Court or reasonably requested by such successor Responsible Person, execute and deliver an instrument or instruments conveying and transferring to such successor Responsible Person, all the liabilities, duties, powers, rights, title, discretion and privileges of such resigning or removed Responsible Person.

F.	Responsible Person’s Tax Powers

1. Following the Effective Date, the Responsible Person shall prepare and file (or cause to be prepared and filed), on behalf of the Debtors all Tax Returns required to be filed or that the Responsible Person otherwise deems appropriate, including the filing of amended Tax Returns or requests for refunds.

2. The Responsible Person, the Debtors and the Purchaser shall reasonably cooperate with each other, and shall cause their respective officers, employees, agents, auditors and other Representatives to reasonably cooperate, in preparing and filing all Tax Returns (including amended Tax Returns and claims for refunds) and in resolving all disputes and audits with respect to all taxable periods relating to the Debtors.

G.	Cash

The Responsible Person and GUC Trustee may invest Cash (including any earnings thereon or proceeds therefrom) in any manner permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

H.	Costs and Expenses of the Responsible Person and GUC Trustee

The costs and expenses of the Responsible Person, and its retained professionals, shall be paid out of the Debtors’ assets. The costs and expenses of the GUC Trustee, and its retained professionals, shall be paid from the GUC Trust.

I.	Retention of Professionals by the Responsible Person and GUC Trustee

The Responsible Person and GUC Trustee may retain and compensate attorneys and other professionals to assist in their duties on such terms (including on a contingency or hourly basis) as they deem reasonable and appropriate without Bankruptcy Court approval.

J.	Tax Reporting.

1. The Responsible Person shall file (or cause to be filed) any statements, returns or disclosures relating to the Debtors that are required by any governmental unit.

2. The Responsible Person shall be responsible for payment, out of the Debtors’ assets, of any taxes imposed on the Debtors or their respective assets, including the applicable Disputed Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed Claims in the applicable Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims, or (ii) to the extent such Disputed Claims have subsequently been resolved, deducted from any amounts otherwise distributable by the Responsible Person (as applicable) as a result of the resolution of such Disputed Claims.

K.	Dissolution

The Debtors shall be dissolved at the earlier of: (i) all of the Debtors’ assets having been distributed pursuant to the Plan or (ii) the Responsible Person determining, in its sole discretion, after consultation with the Senior Secured Term Loan Agent, that the administration of the Debtors’ assets is not likely to yield sufficient additional proceeds to justify further pursuit; provided, however, that in no event shall the Debtors be dissolved later than three (3) years from the Effective Date. If at any time the Responsible Person determines, in reliance upon such professionals as the Responsible Person may retain, that the expense of administering the Debtors’ assets, including the making of a final Distribution to its Creditors, is likely to exceed the value of the assets remaining in the Debtors’ Estates, the Responsible Person may apply to the Bankruptcy Court for authority to reserve any amounts necessary to dissolve the Debtors, and dissolve the Debtors.

L.	Indemnification of the Responsible Person and GUC Trustee

The Indemnified Persons shall be held harmless and shall not be liable for actions taken or omitted in their capacity as, or on behalf of, the Responsible Person or the GUC Trustee (as applicable), except those acts that are determined by Final Order of the Bankruptcy Court to have arisen out of their own intentional fraud, willful misconduct or gross negligence, and each shall be entitled to be indemnified, held harmless, and reimbursed for fees and expenses including, without limitation, reasonable attorney’s fees, which such Persons and Entities may incur or may become subject to or in connection with any action, suit, proceeding or investigation that is brought or threatened against such Persons or Entities in respect of that Person’s or Entity’s or the Responsible Person’s or GUC Trustee’s actions or inactions regarding the implementation or administration of this Plan, or the discharge of their duties hereunder, except for any actions or inactions that are determined by Final Order of the Bankruptcy Court to have arisen from intentional fraud, willful misconduct or gross negligence. Any Claim of the Indemnified Persons to be indemnified, held harmless, or reimbursed shall be satisfied from the Debtors’ assets, or any applicable insurance coverage.

M.	Optional Liquidation Trust

1. Generally. If, at any time prior to seven (7) days before the deadline for filing of the Plan Supplement, the Senior Secured Term Loan Steering Committee determines, in its sole discretion after consultation with the Debtors, that it is necessary and advisable to establish a trust to liquidate and distribute the Debtors’ assets after the Effective Date (the “Liquidation Trust”), the Senior Secured Term Loan Steering Committee shall so notify the Debtors of such determination in writing and file a notice of such determination with the Bankruptcy Court. In that event, the Senior Secured Term Loan Steering Committee shall provide the Debtors with a Liquidation Trust Agreement, which shall be filed as part of the Plan Supplement, and such Liquidating Trust Agreement will appoint the Responsible Person, or such other person as the Senior Secured Term Loan Steering Committee shall select, as trustee (the “Liquidation Trustee”) and provide that all of the Debtors’ liabilities, assets, title, discretion, privileges, and rights, including, but not limited to rights to obtain assets from third parties and rights to prosecute, settle, or otherwise dispose of Causes of Action shall be transferred to the Liquidation Trust on the Effective Date; provided, however, that such assets, privileges and rights shall not include any such assets, privileges and rights to be transferred to the GUC Trust under the Plan. In the event that the Liquidation Trust is established, the Liquidation Trustee shall have all the liabilities, duties, powers, rights, title, discretion and privileges of the Responsible Person hereunder, and all references hereunder to the distribution of the Debtors’ assets, other than the assets used to fund the GUC Trust, shall be deemed to refer to the assets of the Liquidation Trust.

2. Tax Treatment. The Liquidation Trust is intended to qualify as a “liquidating trust” for U.S. federal income tax purposes. In general, a liquidating trust shall not be treated as a separate taxable entity, but rather shall be treated for U.S. federal income tax purposes as a “grantor trust” (i.e., all income and loss is taxed directly to the liquidating trust beneficiaries). The Liquidation Trustee, the Debtors and the Senior Secured Term Loan Lenders shall treat the Liquidation Trust as a “grantor trust” (pursuant to Sections 671-677 of the U.S. Internal Revenue Code of 1986, as amended) of which the Senior Secured Term Loan Lenders are the owners and grantors, and treat the Senior Secured Term Loan Lenders as the direct owners of the Liquidation Trust assets, consistent with their economic interests in the Liquidation Trust, for all U.S. federal income tax purposes.

For all U.S. federal income tax purposes, (a) assets of the Debtors shall be treated as having been transferred directly to the Senior Secured Term Loan Lenders, followed by the transfer of such assets by the Senior Secured Term Loan Lenders to the Liquidation Trust, and (b) cash amounts funded by the Senior Secured Term Loan Lenders shall be treated as having been directly contributed by the Senior Secured Term Loan Lenders to the Liquidating Trust.

As soon as possible after the Effective Date, but in no event later than the due date for timely filing of the Liquidation Trust’s first federal income tax return (taking into account applicable tax filing extensions), (x)(i) the Liquidation Trustee and the Debtors will jointly determine the aggregate fair market value as of the Effective Date of all assets transferred to the Liquidation Trust and (ii) the Liquidation Trustee shall apprise, in writing, the Senior Secured Term Loan Lenders of such valuation and (y) the Trustee, the Senior Secured Term Loan Lenders and the Debtors will jointly determine the portion of such aggregate fair market value that is allocable to the Debtors’ Trust Causes of Action (as such term is defined in the Liquidation Trust Agreement) deemed to be transferred to the Senior Secured Term Loan Lenders as partial payment of their claims under the Plan (and subsequently deemed to be transferred by the Senior Secured Term Loan Lenders to the Liquidation Trust). In connection with the preparation of the valuation contemplated by this paragraph, the Liquidation Trustee shall be entitled to retain such professionals and advisors as the Liquidation Trustee shall reasonably determine to be appropriate or necessary, and the Liquidation Trustee shall take such other actions in connection therewith as they reasonably determine to be appropriate or necessary in connection therewith. The Liquidation Trust shall bear all of the reasonable costs and expenses incurred in connection with determining such aggregate value of the Liquidation Trust assets, including the fees and expenses of any Persons retained by the Trustee in connection therewith.

N.	Cancellation of Existing Securities and Agreements

Except for purposes of evidencing a right to Distributions under the Plan or as otherwise provided hereunder, on the Effective Date, all agreements and other documents evidencing Claims or rights of any holder of a Claim or Equity Interest against any of the Debtors, including, but not limited to, all indentures, notes, bonds and share certificates evidencing such Claims and Equity Interests and any agreements or guarantees related thereto shall be cancelled, terminated, deemed null and void and satisfied, as against the Debtors but not as against any other Person.

O.	Operations of the Debtors Between the Confirmation Date and the Effective Date

The Debtors shall continue to operate as Debtors in Possession during the period from the Confirmation Date through and until the Effective Date, and as a liquidating estate on and after the Effective Date. The retention and employment of the Professionals retained by the Debtors shall terminate as of the Effective Date, provided, however, that the Debtors shall exist, and their Professionals shall be retained, after such date with respect to (a) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code, (b) motions seeking the enforcement of the provisions of the Plan or the Confirmation Order and (c) such other matters as may be determined by the Debtors or Responsible Person, including without limitation, the filing and prosecuting of objections to Claims solely with respect to Administrative Claims and Priority Claims.

P.	Fee Auditor

Notwithstanding anything contained herein, the Fee Auditor shall continue to perform the duties set forth in the Fee Auditor Order until all Final Fee Applications have been approved by the Bankruptcy Court. Following the Effective Date, the GUC Trustee and/or the Responsible Person, as the case may be, shall pay in cash, within thirty (30) days of receipt of an invoice from the Fee Auditor, all reasonable fees and expenses of the Fee Auditor that are incurred after the Effective Date, without the need for any further authorization from the Bankruptcy Court. In the event that the GUC Trustee or the Responsible Person objects to payment of such invoice from the Fee Auditor for post-Effective Date fees and expenses, in whole or in part, and the parties cannot resolve such objection after good faith negotiation, the Bankruptcy Court shall retain jurisdiction to make a determination as to the extent to which the invoice shall be paid by the GUC Trustee and/or the Responsible Person.

Q.	Automatic Stay

The automatic stay provided for under section 362 of the Bankruptcy Code shall remain in effect in the Chapter 11 Cases until the Effective Date.

R.	The Committee

Upon the Effective Date, the Creditors Committee shall dissolve, and their members shall be released and discharged from all further authority, duties, responsibilities and obligations relating to and arising from the Chapter 11 Cases. The retention and employment of the Professionals retained by the Creditors Committee shall terminate as of the Effective Date, provided, however, that the Creditors Committee shall exist, and their Professionals shall be retained, after such date with respect to applications filed pursuant to sections 330 and 331 of the Bankruptcy Code and motions seeking the enforcement of the provisions of the Plan or the Confirmation Order.

S.	Books and Records

As part of the appointment of the Responsible Person, to the extent not already transferred on the Effective Date, the Debtors shall transfer dominion and control over all of their books and records to the Responsible Person in whatever form, manner or media those books and records existed immediately prior to the transfer thereof to the Responsible Person. The Responsible Person may abandon all such books and records on or after ninety (90) days from the Effective Date, provided, however, that the Responsible Person shall not dispose or abandon any books and records that are reasonably likely to pertain to pending litigation in which the Debtors or their current or former officers or directors are a party or that pertain to General Unsecured Claims without further order of the Bankruptcy Court. Pursuant to section 554 of the Bankruptcy Code, this Article IV.P shall constitute a motion and notice, so that no further notice or Bankruptcy Court filings are required to effectuate the aforementioned abandonment of the books and records of the Debtors.

T.	Substantive Consolidation; Closing of Certain of the Chapter 11 Cases

The Plan shall serve as a motion of the Debtors seeking entry of a Bankruptcy Court order approving the substantive consolidation of the Debtors’ Estates as provided for herein. As such, upon the Effective Date, without the need for further order of the Bankruptcy Court or motion of, or notice from, the Debtors, the Responsible Person, or the GUC Trustee, the chapter 11 cases of Debtors OSH 2 Liquidating LLC and OSH 3 Liquidating LLC (Case Nos. 13-11566 (CSS) and 13-11567 (CSS), respectively) shall be deemed closed as of the Effective Date without prejudice to the rights of any party in interest to seek to reopen such cases pursuant to section 350(b) of the Bankruptcy Code, and (i) all motions, contested matters, adversary proceedings and other matters with respect to those closed cases and those Debtors shall be administered in in the case of Debtor OSH 1 Liquidating Corporation (Case No. 13-11565 (CSS)) without prejudice to the rights of any party in interest, (ii) the caption of the case of OSH 1 Liquidating Corporation shall be amended to reflect that it is the only remaining open case, and (iii) a docket entry shall be made in each of the closed cases that reflects their closure pursuant hereto.

U.	D&O Insurance Policies

No prepaid D&O Insurance Policy shall be cancelled, and the Debtors’ directors, officers and employees who have valid claims against the D&O Insurance Policies for indemnification, defense, reimbursement, or limitation of liability may be paid from the D&O Insurance Policies to the extent of the coverage provided by the D&O Insurance Policies. As such, and notwithstanding anything in the Plan to the contrary, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, the D&O Insurance Policies, to the extent the contract providing for such is determined to be an executory contract, shall be deemed assumed by the Debtors. The Debtors’ directors shall direct that any monies held in escrow and specifically set aside for D&O Insurance Policy protection be used solely for that purpose.

ARTICLE V.

PROVISIONS GOVERNING VOTING AND DISTRIBUTIONS

A.	Voting of Claims

Each holder of an Allowed Claim in an Impaired Class of Claims that is entitled to vote on the Plan pursuant to Article II and Article III of the Plan shall be entitled to vote separately to accept or reject the Plan, as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

B.	Distribution Dates

Distributions to holders of Claims shall be made as provided in Articles II and III of the Plan. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

C.	Disbursing Agents

All Distributions under the Plan by the Responsible Person or GUC Trustee shall be made by the Responsible Person or GUC Trustee as Disbursing Agent or such other entity designated by the Responsible Person or GUC Trustee as Disbursing Agent.

The Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform their duties under the Plan, (b) make all Distributions contemplated by the Plan, (c) employ professionals to represent them with respect to their responsibilities, and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

The Disbursing Agent shall only be required to act and make Distributions in accordance with the terms of the Plan and shall have no (x) liability for actions taken in accordance with the Plan or in reliance upon information provided to them in accordance with the Plan or (y) obligation or liability for Distributions under the Plan to any party who does not hold an Allowed Claim at the time of Distribution or who does not otherwise comply with the terms of the Plan.

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Responsible Person acting as the Disbursing Agent (including, without limitation, reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash from the Debtors’ assets in the ordinary course of business. Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the GUC Trustee acting as the Disbursing Agent (including, without limitation, reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the GUC Trust in the ordinary course of business.

D.	Record Date for Distributions

Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Record Date will be treated as the holders of those Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to the transfer may not have expired by the Record Date. The Responsible Person and the GUC Trustee (as applicable) shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. In making any Distribution with respect to any Claim, the Responsible Person and the GUC Trustee (as applicable) shall be entitled instead to recognize and deal with, for all purposes hereunder, only the Entity that is listed on the proof of Claim filed with respect thereto or on the Schedules as the holder thereof as of the close of business on the Record Date and upon such other evidence or record of transfer or assignment that was known to the Debtors as of the Record Date and is available to the Responsible Person and the GUC Trustee (as applicable).

E.	Delivery of Distributions

Subject to Bankruptcy Rule 9010 and except as otherwise provided herein, Distributions to the holders of Allowed Claims shall be made by the Disbursing Agent at (a) the address of each holder as set forth in the Schedules, unless superseded by the address set forth on proofs of Claim filed by such holder or (b) the last known address of such holder if no proof of Claim is filed or if the Responsible Person and the GUC Trustee (as applicable) have not been notified in writing of a change of address. The Responsible Person shall make the Distributions described in Article III.B.1 by wire transfer upon instructions provided by the Senior Secured Term Loan Agent.

F.	Undeliverable and Unclaimed Distributions

In the event that any Distribution to any holder of an Allowed Claim made by the Responsible Person is returned as undeliverable, the Disbursing Agent shall use commercially reasonable efforts to determine the current address of each holder, but no Distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder; provided, however, that all Distributions to holders of Allowed Claims made by the Responsible Person that are unclaimed for a period of one (1) year after Distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in the Debtors’ Estates and any entitlement of any holder of any Claims to such Distributions shall be extinguished and forever barred. The Responsible Person shall have no further obligation to make any Distribution to the holder of such Claim on account of such Claim, and any entitlement of any holder of such Claim to any such Distributions shall be extinguished and forever barred; provided, however, that the holder of such Claim may receive future Distributions on account of such Claim by contacting the Responsible Person at some point prior to the final Distribution.

In the event that any Distribution to any holder of an Allowed General Unsecured Claim is returned as undeliverable to the GUC Trust, no further Distribution to such holder shall be made unless and until the Disbursing Agent has been notified in writing with evidence satisfactory to the GUC Trust of the current address of such holder prior to the time that any Distributions are made by the GUC Trust. All Distributions to holders of Allowed General Unsecured Claims that are unclaimed for a period of ninety (90) days after any interim Distribution or sixty (60) days after the final Distribution shall be deemed unclaimed property and revested in the GUC Trust. After such time period, any entitlement of the applicable holder of an Allowed General Unsecured Claim to such Distribution shall be extinguished and forever barred and the GUC Trustee shall have no further obligation to make any Distribution to such holder of any unclaimed Distribution on account of such Allowed General Unsecured Claim.

G.	Manner of Cash Payments Under the Plan

Except as otherwise provided herein, Cash payments made pursuant to the Plan shall be in United States dollars by checks drawn on a domestic bank or by wire transfer from a domestic bank, at the option of the Responsible Person and the GUC Trustee (as applicable).

H.	Compliance with Tax Requirements

The Disbursing Agent may withhold and pay to the appropriate taxing authority all amounts required to be withheld pursuant to the Tax Code or any provision of any foreign, state or local tax law with respect to any payment or Distribution on account of Claims. All such amounts withheld and paid to the appropriate taxing authority shall be treated as amounts distributed to such holders of the Claims. The Disbursing Agent shall be authorized to collect such tax information from the holders of Claims (including social security numbers or other tax identification numbers) as it in its sole discretion deems necessary to effectuate the Plan. In order to receive Distributions under the Plan, all holders of Claims will need to identify themselves to the Disbursing Agent and provide all tax information the Disbursing Agent deems appropriate (including completing the appropriate Form W-8 or Form W-9, as applicable to each holder). The Disbursing Agent may refuse to make a Distribution to any holder of a Claim that fails to furnish such information within the time period specified by the Disbursing Agent and such Distribution shall be deemed an unclaimed Distribution under the Plan, and, provided further that, if the Disbursing Agent fails to withhold in respect of amounts received or distributable with respect to any such holder and such Disbursing Agent is later held liable for the amount of such withholding, such holder shall reimburse the Disbursing Agent for such liability.

I.	No Payments of Fractional Dollars

Notwithstanding any other provision of the Plan to the contrary, no payment of fractional dollars shall be made pursuant to the Plan. Whenever any payment of a fraction of a dollar under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding down of such fraction to the nearest whole dollar.

J.	Interest on Claims

Except as specifically provided for in this Plan or the Confirmation Order or required by the Bankruptcy Code, interest shall not accrue on Claims and no holder of a Claim shall be entitled to interest on any Claim accruing on or after the Petition Date. Interest shall not accrue on any General Unsecured Claim that is a Disputed Claim in respect of the period from the Effective Date to the date a final Distribution is made thereon if and after that Disputed Claim becomes an Allowed Claim. Except as expressly provided herein or in a Final Order of the Bankruptcy Court, no prepetition Claim shall be Allowed to the extent that it is for postpetition interest or similar charges.

K.	No Distribution in Excess of Allowed Amount of Claim

Notwithstanding anything to the contrary contained in the Plan, no holder of an Allowed Claim shall receive in respect of that Claim any Distribution in excess of the Allowed amount of such Claim.

L.	Setoff and Recoupment

The Responsible Person and the GUC Trustee (as applicable) may setoff against, or recoup from, any Claim and the Distributions to be made pursuant to the Plan in respect thereof, any Claims or defenses of any nature whatsoever that any of the Debtors or the Estates may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors, the Estates, the Responsible Person or the GUC Trustee of any right of setoff or recoupment that any of them may have against the holder of any Claim. Any such setoffs or recoupments may be challenged in Bankruptcy Court. Notwithstanding any provision in the Plan to the contrary, nothing herein shall bar any creditor from asserting its setoff or recoupment rights to the extent permitted under section 553 or any other provision of the Bankruptcy Code; provided, however, that such setoff or recoupment rights are timely asserted; provided further that all rights of the Debtors and their estates, the Responsible Person and the GUC Trustee with respect thereto are reserved.

M.	De Minimis Distributions; Charitable Donation

Notwithstanding anything to the contrary therein, the Responsible Person and the GUC Trustee (as applicable) shall not be required to make a Distribution to any Creditor if the dollar amount of the Distribution is less than $25 or otherwise so small that the cost of making that Distribution exceeds the dollar amount of such Distribution. On or about the time that the final Distribution is made, the Responsible Person and the GUC Trustee (as applicable) may make a charitable donation with undistributed funds if, in the reasonable judgment of the Responsible Person and the GUC Trustee (as applicable), the cost of calculating and making the final Distribution of the remaining funds is excessive in relation to the benefits to the or holders of Claims who would otherwise be entitled to such Distributions, and such charitable donation is provided to an entity not otherwise related to the Debtors or the Responsible Person and the GUC Trustee (as applicable).

N.	United States Trustee Fees

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Responsible Person shall pay any and all such fees payable by the Debtors, when due and payable, and shall file with the Bankruptcy Court quarterly reports for each of the Debtors, in a form reasonably acceptable to the U.S. Trustee. Notwithstanding the substantive consolidation of the Debtors under the Plan, each Debtor shall remain obligated to pay quarterly fees to the Office of the U.S. Trustee until the earliest of that particular Debtor’s case being closed (whether closed pursuant to Article IV.R of this Plan or otherwise), dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

O.	Withholding from Distributions

Any federal, state or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from Distributions pursuant to the Plan. The Responsible Person and the GUC Trustee (as applicable) may withhold from amounts distributable pursuant to the Plan to any Person or Entity any and all amounts, determined in the sole and reasonable discretion of the Responsible Person and the GUC Trustee (as applicable), required to be withheld by any law, regulation, rule, ruling, directive, or other governmental requirement.

P.	No Distributions on Late-Filed Claims

Except as otherwise provided in a Final Order of the Bankruptcy Court, any Claim as to which a proof of Claim was required to be filed and was first filed after the later of (i) the applicable bar date in the Chapter 11 Cases, including, without limitation, the General Bar Date and any bar date established in the Plan or in the Confirmation Order and (ii) the date that is ten (10) days prior to the Confirmation Date, shall automatically be deemed a late-filed Claim that is disallowed in the Chapter 11 Cases, without the need for (a) any further action by the Responsible Person or the GUC Trustee (as applicable) or (b) an order of the Bankruptcy Court. Nothing in this paragraph is intended to expand or modify the applicable bar dates or any orders of the Bankruptcy Court relating thereto.

ARTICLE VI.

DISPUTED CLAIMS

A.	Disputed Claims Reserve

After the Effective Date, the Disputed Claims Reserve shall be managed by the Responsible Person for the treatment of Disputed Administrative Claims, Priority Tax Claims and Other Priority Claims. On each Distribution date after the Effective Date in which the Responsible Person makes Distributions to holders of Administrative Claims, Priority Tax Claims or Other Priority Claims, the Responsible Person shall retain on account of Disputed Claims an amount the Responsible Person estimates is necessary to fund the Pro Rata Share of such Distributions to holders of Disputed Claims if such Claims were Allowed, with any Disputed Administrative Claims, Priority Tax Claims and Other Priority Claims that are unliquidated or contingent being reserved in an amount reasonably determined by the Responsible Person; provided, however, that in no event shall the Disputed Claims Reserve managed by the Responsible Person exceed $3,700,000. Cash retained on account of such Disputed Claims shall be retained in the Disputed Claims Reserve for the benefit of the holders of Disputed Administrative Claims, Priority Tax Claims and Other Priority Claims pending a determination of their entitlement thereto under the terms of the Plan. If any Disputed Administrative Claims, Priority Tax Claims or Other Priority Claims is disallowed or Allowed in an amount that is lower than the aggregate assets retained on account of such Disputed Claim, then the Responsible Person shall within fifteen (15) days after such disallowance or allowance return the assets that exceed the Allowed amount of such Claim to the Debtors’ Estates.

B.	Resolution of Disputed Claims

The Responsible Person, in the case of all Claims other than General Unsecured Claims, and the GUC Trustee, in the case of General Unsecured Claims, shall have the right to make and file objections to Claims in the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, all Disputed Claims shall be subject to the exclusive jurisdiction of the Bankruptcy Court.

C.	Objection Deadline

All objections to Disputed Claims shall be filed no later than the Claims Objection Bar Date, unless otherwise ordered by the Bankruptcy Court after notice and a hearing, with notice only to those parties entitled to notice in the Chapter 11 Cases pursuant to Bankruptcy Rule 2002.

D.	Estimation of Claims

At any time, the Responsible Person, in the case of all Claims other General Unsecured Claims, or the GUC Trustee, in the case of General Unsecured Claims, may request that the Bankruptcy Court estimate any contingent or unliquidated Claim to the extent permitted by section 502(c) of the Bankruptcy Code regardless of whether the Responsible Person, the GUC Trustee or the Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall have jurisdiction to estimate any

Claim at any time during litigation concerning any objection to such Claim, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on the Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Claim, the Responsible Person or the GUC Trustee (as applicable) may elect to pursue supplemental proceedings to object to the ultimate allowance of the Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

E.	No Distributions Pending Allowance

Notwithstanding any other provision in the Plan, if any portion of a Claim is disputed, no payment or Distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. Upon allowance, a holder of the Allowed Disputed Claim shall receive any Distributions that would have been made up to the date of allowance to such holder under the Plan had the Disputed Claim been allowed on the Effective Date.

F.	Resolution of Claims

On and after the Effective Date, the Responsible Person, in the case of all Claims other than General Unsecured Claims, and the GUC Trustee, in the case of General Unsecured Claims, shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims, and to compromise, settle, or otherwise resolve any Disputed Claims without approval of the Bankruptcy Court.

ARTICLE VII.

TREATMENT OF EXECUTORY CONTRACTS

A.	Assumption or Rejection of Executory Contracts and Unexpired Leases

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, upon the Effective Date, all executory contracts and unexpired leases that exist between the Debtors and any Person or Entity shall be deemed rejected by the Debtors, except for any executory contract or unexpired leases (i) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been filed and served prior to the Effective Date or (iii) that is specifically designated as a contract to be assumed on Schedule 7.1 upon consent of the Senior Secured Term Loan Steering Committee, which Schedule shall be contained in the Plan Supplement; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedule 7.1 to delete any executory contract therefrom, or add any executory contract, in which event such executory contract(s) shall be deemed to be, respectively, either rejected or assumed as of the Effective Date. Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute approval of such assumption or rejection pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption or rejection is in the best interests of the Debtors, their Estates, and all parties in interest in the Chapter 11 Cases.

B.	Cure of Defaults

Except to the extent that different treatment has been agreed to by the non-Debtor party or parties to any executory contract to be assumed pursuant to Article VII.A of the Plan, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within at least fourteen (14) days prior to the Confirmation Hearing, file with the Bankruptcy Court and serve by first class mail on each non-debtor party to such executory contracts to be assumed pursuant to Article VII.A of the Plan, an Assumption Notice, which shall list the cure amount as to each executory contract to be assumed. The parties to such executory contracts to be assumed or assumed and assigned by the Debtors shall have ten (10) days from the date of service of the Assumption Notice to file and serve any objection to assumption or the cure amounts listed by the Debtors. If there are any objections filed, the Bankruptcy Court shall hear the objections at the Confirmation Hearing or on such other date as may be set by the Bankruptcy Court. Notwithstanding Article VII.A of the Plan, the Debtors shall retain their rights to reject any of their executory contracts that are subject to a dispute concerning amounts necessary to cure any defaults through the Confirmation Date.

C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Claims created by the rejection of executory contracts and unexpired leases pursuant to Article VII.A herein, must be filed with the Bankruptcy Court and served on the Debtors, the Responsible Person and the GUC Trustee no later than thirty (30) days after service of notice of the Effective Date. Any Claims arising from the rejection of an executory contract or unexpired lease pursuant to Article VII.A herein for which proofs of Claim are not timely filed within that time period will be forever barred from assertion against the Debtors, the Estates, the Responsible Person, the GUC Trustee, their successors and assigns, and their assets and properties, unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article IX.F herein. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as General Unsecured Claims under the Plan and shall be subject to the provisions of Article III herein.

D.	Indemnification and Reimbursement

Subject to the occurrence of the Effective Date, all Allowed Claims against the Debtors for indemnification, defense, reimbursement, or limitation of liability of current or former directors, officers, or employees of the Debtors against any Claims, costs, liabilities or causes of action as provided in the Debtors’ articles of organization, certificates of incorporation, bylaws, other organizational documents, or applicable law, shall, to the extent such indemnification, defense, reimbursement, or limitation is owed in connection with one or more events or omissions occurring before the Petition Date, be (i) paid only to the extent of any applicable insurance coverage, and (ii) to the extent a proof of Claim has been timely filed and is Allowed, treated as Allowed General Unsecured Claims to the extent such Claims are not covered by any applicable insurance, including deductibles. Nothing contained herein shall affect the rights of directors, officers or employees under any insurance policy or coverage with respect to such Claims, costs, liabilities or Causes of Action or limit the rights of the Debtors, the Responsible Person, the GUC Trustee or the Debtors’ Estates to object to, seek to subordinate or otherwise contest or challenge Claims or rights asserted by any current or former officer, director or employee of the Debtors.

E.	Certain Insurance Policy Matters

Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Confirmation Order, any exhibit to the Plan, the Plan Supplement, any other Plan documents or any other order of the Bankruptcy Court (including, without limitation, any provision that purports to be preemptory or supervening or grants and injunction or release or sets a bar date), on the Effective Date, (i) all insurance policies issued (or providing coverage at any time) to the Debtors and all related agreements shall be transferred to and shall vest in the post-Effective Date Debtors or if the Liquidation Trust is established, the Liquidation Trust and (ii) the post-Effective Date Debtors or if the Liquidation Trust is established, the Liquidation Trust shall be liable for all of the Debtors’ obligations thereunder (including, but not limited to, the duty to provide collateral and security, pay self-insured retentions, and pay in full (or reimburse in full the insurer for) deductibles and other costs and fees), whether now existing or hereafter arising, without the requirement or need for insurers to file proofs of claim or requests for payment of Administrative Claim. Nothing in the Disclosure Statement, the Plan, the Confirmation Order, any exhibit to the Plan, any other Plan document or any other order of the Bankruptcy Court (including, without limitation, any provision that purports to be preemptory or supervening or grants an injunction or release), shall in any way operate to, or have the effect of, impairing, expanding or altering in any respect the legal, equitable or contractual rights and defenses, if any, of the insureds, the Debtors or any insurer with respect to any insurance policies and related agreements. The rights and obligations of the insureds, the post-Effective Date Debtors or, if the Liquidation Trust is established, or Liquidation Trustee, and insurers shall be determined under (i) the insurance policies and related agreements (including all terms, conditions, limitations and exclusions thereof) which shall remain in full force and effect subject to the terms thereof and (ii) applicable non-bankruptcy law. Nothing in the Disclosure Statement, the Plan, the Confirmation Order, any exhibit to the Plan or any other Plan document (including any provision that purports to be preemptory or supervening or grants an injunction or release), shall in any way (i) limit the post-Effective Date Debtors or, if the Liquidation Trust is established, the Liquidation Trustee from asserting a right or claim to the proceeds of any insurance policy that insures any Debtor, was issued to any Debtor or was transferred to the post-Effective Date Debtor or Liquidation Trust by operation of the Plan, nor (ii) limit any right of any other party to challenge such right or claim; provided, however that the insurers and the post-Effective Date Debtors or, if the Liquidation Trust is established, the Liquidation Trustee, reserve and preserve any right to seek arbitration of disputes arising under the insurance policies and related agreements.

The automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article IX of the Plan, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit: (A) claimants with valid workers’ compensation claims covered by the workers’ compensation policies to proceed with their claims; (B) the insurers (and/or third party administrators) to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (i) all valid workers’ compensation claims arising under the workers’ compensation policies issued by any of the insurers, (ii) all claims where a claimant asserts a direct claim against the insurers under applicable law, the claimant has been awarded a judgment and the applicable policy contains an MCS-90 endorsement, or an order has been entered by the Bankruptcy Court granting a claimant with a pre-Effective Date claim relief from the automatic stay or the injunctions set forth in Article IX of the Plan to (1) proceed with its claim nominally against the Debtors and (2) collect insurance proceeds pursuant to the insurance policies and related agreements and (iii) all costs in relation to each of the foregoing; and (C) the insurers and/or third party administrators to draw against, hold and/or apply any or all of the collateral or security provided to the insurers and/or third party administrators by or on behalf of the Debtors at any time.

ARTICLE VIII.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent

The following are conditions precedent to the Effective Date that must be satisfied or waived:

1. The Bankruptcy Court shall have entered the Confirmation Order.

2. There shall be no stay or injunction in effect with respect to the Confirmation Order, which such Confirmation Order shall contain approval of the releases provided for herein.

3. The appointment of the Responsible Person and the GUC Trustee shall have been confirmed by order of the Bankruptcy Court.

4. All invoiced and unpaid fees and expenses of attorneys and financial advisors to the Senior Secured Term Loan Agent and Senior Secured Term Loan Steering Committee have been paid in full in Cash from the Debtors’ assets.

5. All agreements and instruments that are exhibits to the Plan shall be in a form reasonably acceptable to the Debtors, the Creditors Committee and Senior Secured Term Loan Steering Committee, and have been duly executed and delivered; provided, however, that no party to any such agreements and instruments may unreasonably withhold its execution and delivery of such documents to prevent this condition precedent from occurring.

6. The payments payable to the GUC Trust on the Effective Date shall have been made.

B.	Waiver

Notwithstanding the foregoing conditions in Article VIII.A, the Debtors, with the written consent of the Senior Secured Term Loan Agent, reserve, in their sole discretion, the right to waive the occurrence of any condition precedent or to modify any of the foregoing conditions precedent. Any such written waiver of a condition precedent set forth in this Article may be effected at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than the written consent of the Senior Secured Term Loan Agent and proceeding to consummate the Plan; provided, however, the Committee shall have the right to be consulted on and consent to any proposed modification of the Confirmation Order and the Plan that adversely affects the rights of holders of General Unsecured Claims, the GUC Trust or the GUC Trustee. Any actions required to be taken on the Effective Date or Confirmation Date (as applicable) shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action.

ARTICLE IX.

INDEMNIFICATION, RELEASE, INJUNCTIVE AND RELATED PROVISIONS

A.	Compromise and Settlement

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the Distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims and Equity Interests. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all Claims and Equity Interests, as well as a finding by the Bankruptcy Court that such compromise or settlement is fair, equitable, reasonable and in the best interests of the Debtors, the Estates and holders of Claims and Equity Interests.

B.	Releases

1. Releases by the Debtors and their Estates. Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, for the good and valuable consideration provided by each of the Released Parties, each of the Debtors and their current and former affiliates and Representatives and the Estates shall be deemed to have provided a full, complete, unconditional and irrevocable release to the Released Parties (and each such Released Party so released shall be deemed released by the Debtors and their current and former affiliates and Representatives, the Estates and the Creditors Committee and its members but solely in their capacity as members of the Creditors Committee and not in their individual capacities), from any and all Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies and liabilities whatsoever, whether accrued or unaccrued, whether known or unknown, foreseen or unforeseen, existing before the Effective Date, as of the Effective Date or arising thereafter, in law, at equity, whether for tort, contract, violations of statutes (including but not limited to the federal or state securities laws), or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including, without limitation, those that any of the Debtors would have been legally entitled to assert or that any holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for or on behalf of any of the Debtors or the Estates, including those in any way related to the Chapter 11 Cases or the Plan; provided, however, that the foregoing release shall not prohibit the Debtors, the Estates, the Responsible Person, the GUC Trust or the GUC Trustee from asserting any and all defenses and counterclaims in respect of any Disputed Claim asserted by any Released Parties.

2. Releases by Holders of Claims. Except as otherwise provided in Article XI.B of the Plan, each Person, other than any of the Debtors, who votes to accept the Plan and does not mark such ballot to indicate their refusal to grant the release provided for in this paragraph, shall be deemed to fully, completely, unconditionally, irrevocably, and forever release the Released Parties of and from any and all Claims and Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies and liabilities whatsoever, whether accrued or unaccrued, whether known or unknown, foreseen or unforeseen, existing before the Effective Date, as of the Effective Date or arising thereafter, in law, at equity, whether for tort, contract, violations of statutes (including but not limited to the federal or state securities laws), or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors and their current and former affiliates and Representatives, whether direct, derivative, accrued or unaccrued, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity or otherwise.

3. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the releases set forth in this Article IX.B pursuant to Bankruptcy Rule 9019 and its finding that they are: (a) in exchange for good and valuable consideration, representing a good faith settlement and compromise of the Claims and Causes of Action released by this Plan; (b) in the best interests of the Debtors and all holders of Claims and Equity Interests; (c) fair, equitable and reasonable; (d) approved after due notice and opportunity for hearing; and (e) a bar to the assertion of any Claim or Cause of Action thereby released.

C.	Exculpation

Notwithstanding anything contained in the Plan to the contrary, the Released Parties, the Creditors Committee, the Creditors Committee’s members (but solely in their capacity as members of the Creditors Committee and not in their individual capacities), and the Creditors Committee’s Professionals shall neither have nor incur any liability relating to these Chapter 11 Cases to any Entity for any and all Claims and Causes of Action arising after the Petition Date and through the Effective Date, including any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or consummating the Plan, the Disclosure Statement, or any other contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other postpetition act taken or omitted to be taken in connection with the Chapter 11 Cases; provided, however, that the foregoing provisions of this Article IX.C shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

D.	Withdrawal and Release of Certain Claims

Upon the Effective Date, the Senior Secured Term Loan Lenders and the Senior Secured Term Loan Agent shall be deemed to have waived any unsecured deficiency claim resulting from a Distribution less than a par recovery of the Senior Secured Term Loan Claims.

E.	Preservation of Causes of Action

1.	Vesting of Causes of Action

(a) Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that the Debtors and the Estates may hold against any Entity shall remain with the Debtors and the Estates on and after the Effective Date.

(b) Except as otherwise provided in the Plan or Confirmation Order, after the Effective Date, the Responsible Person shall have the exclusive right to institute, prosecute, abandon, settle or compromise any Causes of Action that were held by the Debtors and the Estates, in its sole discretion and without further order of the Bankruptcy Court, in any court or other tribunal, including, without limitation, in an adversary proceeding filed in one or more of the Chapter 11 Cases.

2.	Preservation of All Causes of Action Not Expressly Settled or Released

(a) Unless a Cause of Action against a holder or other Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order

(including the Confirmation Order) of the Bankruptcy Court, the Debtors and their Estates expressly reserve such Cause of Action for later adjudication or administration by the Responsible Person (including, without limitation, Causes of Action not specifically identified or described in the Plan or elsewhere or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances which may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the entry of the Confirmation Order or Effective Date based on the Disclosure Statement, Plan or Confirmation Order, except where such Causes of Action have been released in the Plan (including, without limitation, and for the avoidance of doubt, the releases contained in Article IX.B.1) or any other Final Order (including the Confirmation Order). In addition, the Debtors and their Estates expressly reserve the right of the Responsible Person to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

(b) Subject to the immediately preceding paragraph, any Entity to whom the Debtors have incurred an obligation (whether on account of services, purchase or sale of goods or otherwise), or who has received services from the Debtors or a transfer of money or property of the Debtors, or who has transacted business with the Debtors, or leased equipment or property from the Debtors should assume that any such obligation, transfer, or transaction may be reviewed by the Responsible Person subsequent to the Effective Date and may be the subject of an action after the Effective Date, regardless of whether: (i) such Entity has filed a proof of Claim against the Debtors in the Chapter 11 Cases; (ii) the Debtors have objected to any such Entity’s proof of Claim; (iii) any such Entity’s Claim was included in the Schedules; (iv) the Debtors have objected to any such Entity’s scheduled Claim; or (v) any such Entity’s scheduled Claim has been identified by the Debtors as disputed, contingent or unliquidated.

F.	Injunction

1. From and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner against the Debtors, the Estates, the Responsible Person, the Creditors Committee, the GUC Trust, and the GUC Trustee, and their successors and assigns, and their assets and properties, as the case may be, any suit, action or other proceeding, on account of or respecting any Claim or Equity Interest, demand, liability, obligation, debt, right, Cause of Action, interest or remedy released or satisfied or to be released or satisfied pursuant to the Plan or the Confirmation Order.

2. Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, from and after the Effective Date, all Entities shall be precluded from asserting against the Debtors, the Estates, the Responsible Person, the Creditors Committee, the GUC Trust, and the GUC Trustee, and their successors and assigns and their assets and properties, any other Claims or Equity Interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, solely to the extent that (a) such Claims or Equity Interests have been released or satisfied pursuant to this Plan or the Confirmation Order or (b) such Claims, Equity Interests, actions or assertions of Liens relate to property that will be distributed pursuant to this Plan or the Confirmation Order.

3. The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction of Claims and Equity Interests against the Debtors or any of their assets or properties solely to the extent that (a) such Claims or Equity Interests have been released or satisfied pursuant to this Plan or the Confirmation Order or (b) such Claims, Equity Interests, actions or assertions of Liens relate to property that will be distributed pursuant to this Plan or the Confirmation Order. On the Effective Date, all such Claims against, and Equity Interests in, the Debtors shall be satisfied and released in full.

4. Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, all Persons and Entities are permanently enjoined, on and after the Effective Date, on account of any Claim or Equity Interest satisfied and released pursuant to the Plan or Confirmation Order, from:

(a) commencing or continuing in any manner any action or other proceeding of any kind against any Debtor, any Estate, the Responsible Person, the Creditors Committee, the GUC Trust, and the GUC Trustee, and their successors and assigns and their assets and properties;

(b) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against any Debtor, any Estate, the Responsible Person, the Creditors Committee, the GUC Trust, and the GUC Trustee, and their successors and assigns and their assets and properties;

(c) creating, perfecting or enforcing any encumbrance of any kind against any Debtor, any Estate, the Responsible Person, the Creditors Committee, the GUC Trust, and the GUC Trustee and their successors and assigns and their assets and properties; and

(d) commencing or continuing in any manner any action or other proceeding of any kind in respect of any Claim or Equity Interest or Cause of Action released or settled hereunder.

G.	Releases of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against property of the Estates distributed under the Plan shall be fully released and discharged and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interest shall revert to the Debtors.

ARTICLE X.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities, including, without limitation, the Responsible Person or, if the Liquidation Trust is created, the Liquidation Trustee, with respect to all matters related to the Chapter 11 Cases, the Debtors and the Plan as is legally permissible, including, without limitation, jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest against the Debtors, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

2. grant, deny or otherwise resolve any and all applications of Professionals or Persons retained in the Chapter 11 Cases by the Debtors or the Creditors Committee for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

3. resolve any matters related to the assumption, assignment or rejection of any executory contract or unexpired leases to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom;

4. ensure that Distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including by resolving any disputes regarding the Debtors’ entitlement to recover assets held by third parties and the use of Cash held in escrow pursuant to the Escrow Agreement;

5. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving a Debtor that may be pending on the Effective Date or instituted by the Responsible Person after the Effective Date;

6. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan or the Disclosure Statement;

7. resolve any cases, controversies, suits or disputes that may arise in connection with the Effective Date, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

8. issue injunctions, enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the Effective Date or enforcement of the Plan, except as otherwise provided in the Plan;

9. enforce Article IX.A, Article IX.B, Article IX.C and Article IX.D hereof;

10. enforce the Injunction set forth in Article IX.F hereof;

11. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article IX herein, and enter such orders as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;

12. enter and implement such orders as necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

13. resolve any other matters that may arise in connection with or related to the Plan, the Disclosure Statement, the Confirmation Order, the Final APA, or any contract, instrument, release, indenture or other agreement or document adopted in connection with the Plan, the Disclosure Statement or the Final APA;

14. resolve any disputes that have or may arise with the Purchaser in connection with the transactions contemplated under or in connection with the Final APA; and

15. enter an order and a Final Decree closing the Chapter 11 Cases.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

A.	Modification of Plan

Subject to the limitations contained in the Plan and provided that the Committee shall have the right to be consulted on and consent to any proposed modification of the Confirmation Order and the Plan that adversely affects the rights of holders of General Unsecured Claims, the GUC Trust or the GUC Trustee: (1) the Debtors, with the consent of the Senior Secured Term Loan Agent and, solely with respect to Articles III.B.3, IV.B, IV.C, IV.D, IV.I, IV.L, IV.R, VI, IX.B and IX.C of the Plan, the Creditors Committee, reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; provided, however, that any pre-Confirmation Date amendments shall not materially or adversely affect the interests, rights or treatment of any Allowed Claims or Equity Interests under the Plan; and (2) after the entry of the Confirmation Order, the Debtors, the Responsible Person or the GUC Trustee may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

B.	Revocation of Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the entry of the Confirmation Order, and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan or if entry of the Confirmation Order or the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity.

C.	Binding Effect

On the Effective Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, a Debtor and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is Impaired under the Plan, whether or not such holder has accepted the Plan and whether or not such holder is entitled to a Distribution under the Plan.

D.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to herein shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

E.	Governing Law

Except to the extent that the Bankruptcy Code or Bankruptcy Rules apply, unless otherwise stated, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware without giving effect to the principles of conflict of laws thereof.

F.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Effective Date occurs. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by a Debtor or any Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) any Debtor with respect to the holders of Claims or Equity Interests or other parties-in-interest; or (2) any holder of a Claim or other party-in-interest prior to the Effective Date.

G.	Article 1146 Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.

H.	Section 1125(e) Good Faith Compliance

Confirmation of the Plan shall act as a finding by the Court that the Debtors and each of their respective Representatives have acted in “good faith” under section 1125(e) of the Bankruptcy Code.

I.	Further Assurances

The Debtors, the Responsible Person and the GUC Trustee, all holders of Claims receiving Distributions hereunder and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

J.	Service of Documents

Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors shall be sent by first class U.S. mail, postage prepaid as follows:

To the Debtors:

OSH 1 Liquidating Corporation c/o FTI Consulting, Inc. One Front Street Suite 1600 San Francisco, CA 94111 Attn.: Andrew Hinkelman

with a copy to:

DLA Piper, LLP (US)

203 N. LaSalle Street, Suite 1900

Chicago, Illinois 60601

Attn: Richard A. Chesley

Chun I. Jang

Daniel M. Simon

- and -

DLA Piper, LLP (US)

919 North Market Street, Suite 1500

Wilmington, Delaware 19801

Attn: Stuart M. Brown

To the Responsible Person:

Bradley Dietz

136 East 64th Street

Apartment 8C

New York, NY 10065

with a copy to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attn: Michael J. Sage

To the GUC Trustee:

Solution Trust

Attn: Peter S. Kravitz

29209 Canwood Street

Suite 210

Agoura Hills, CA 91301

with a copy to:

Pachulski Stang Ziehl & Jones, LLP

919 North Market Street

17th Floor

Wilmington, DE 19801

Attn: Bradford J. Sandler and Shirley S. Cho

K.	Filing of Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

L.	No Stay of Confirmation Order

The Debtors shall request that the Court waive stay of enforcement of the Confirmation Order otherwise applicable, including pursuant to Federal Rules of Bankruptcy Procedure 3020(e), 6004(h) and 7062.

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Dated:	December 6, 2013 Wilmington, Delaware

OSH 1 Liquidating Corporation

By:	/s/ Bradley Dietz
	Name:	Bradley Dietz
	Title:	Authorizes Signatory

OSH 2 Liquidating LLC

By:	/s/ Bradley Dietz
	Name:	Bradley Dietz
	Title:	Authorizes Signatory

OSH 3 Liquidating LLC

By:	/s/ Bradley Dietz
	Name:	Bradley Dietz
	Title:	Authorizes Signatory